Exhibit 10.1

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (“First Amendment”) to Revolving Credit and Term Loan Agreement is made as of January 16, 2014, by and among NeoPhotonics Corporation (the “Borrower”), the Lenders (as defined below) and Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A. Borrower entered into that certain Revolving Credit and Term Loan Agreement dated as of March 21, 2013 (as amended or otherwise modified, the “Credit Agreement”), with certain financial institutions from time to time parties thereto (the “Lenders”) and Agent.

B. Borrower has requested that Agent and the Lenders make certain amendments to the Credit Agreement and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this First Amendment.

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Agent and Lenders agree as follows:

1. The following definitions are hereby added to Section 1.1 of the Credit Agreement:

“First Amendment” shall mean that certain First Amendment to Credit Agreement dated as of January 16, 2014.

“First Amendment Effective Date” shall mean the date on which all of the conditions in Section 11 of the First Amendment have been fully satisfied by the Borrower.

2. The following language is hereby added to the end of the definition of “Indebtedness” in Section 1.1 of the Credit Agreement:

“Notwithstanding the foregoing, no Credit Party shall be deemed to have guaranteed or become jointly and severally obligated for or to have pledged assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”), entered into on or after October 12, 2012 if, at the time the swap is entered into, such Credit Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.”

3. The following language is hereby added to the end of Section 7.1(b) of the Credit Agreement:

“provided, however, that the financial statements of the Borrower for the first three fiscal quarters of the Fiscal Year ending December 31, 2013 shall be delivered by the Borrower to the Agent as soon as the Borrower or its agent files such quarterly financial statements with the Securities and Exchange Commission on its Form 10-Q, as may be amended or restated after the First Amendment Effective Date, but in any event no later than February 15, 2014; and”

4. Section 7.1(c) of the Credit Agreement is here hereby amended and restated in its entirety as follows:

“(c)(i) as soon as available, but in any event within ninety (90) days after the last day of each Fiscal Year of Borrower, a copy of all reports on Form 10-K filed by Borrower or on Borrower’s behalf with the Securities and Exchange Commission for such Fiscal Year and (ii) as soon as available, but in any event within 45 days after the last day of each of Borrower’s fiscal quarters all reports on Form 10-Q filed by Borrower or on Borrower’s behalf with the Securities and Exchange Commission for such quarter; provided, however, that the reports on Form 10-Q/A for each of the first two fiscal quarters of the Fiscal Year ending December 31, 2013 and the report on Form 10-Q for the third fiscal quarter of the Fiscal Year ending December 31, 2013 shall be delivered by Borrower to the Agent as soon as Borrower or its agent files such report on Form 10-Q or Form 10-Q/A, as applicable, with the Securities and Exchange Commission, but in any event no later than February 15, 2014;”

5. Section 7.9(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Commencing June 30, 2013, not permit the Funded Debt to EBITDA Ratio, calculated as of the last day of each fiscal quarter during the periods set forth below, to be greater than:

June 30, 2013	3.75 to 1.00
September 30, 2013	3.75 to 1.00
December 31, 2013	4.75 to 1.00
March 31, 2014	4.75 to 1.00
June 30, 2014	4.75 to 1.00
September 30, 2014	4.00 to 1.00
December 31, 2014 and the last day of each fiscal quarter thereafter	3.00 to 1.00”

6. Section 11.8(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) From the First Amendment Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b) hereof, as applicable, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending June 30, 2014, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level IV column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.”

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7. Existing Schedule 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with new Schedule 1.1 in the form attached hereto as Attachment 1.

8. Agent hereby consents, retroactive to October 21, 2013, to an extension until February 15, 2014 (or such later date as determined by Agent) of the required due date for finalization of the wind down of Santur or the transfer of substantially all of the assets of Santur to Borrower or otherwise, in accordance with Section 7.13(a)(iii) of the Credit Agreement; provided that if such wind down or transfer of assets has not occurred by February 15, 2014, then Santur shall promptly (but in any event within thirty (30) days thereafter, or such longer period as Agent shall determine) deliver a Guaranty, a Security Agreement and a Pledge Agreement and take such additional actions, in each case in accordance with Section 7.13(a)(iii) of the Credit Agreement.

9. Agent hereby consents, retroactive to September 6, 2013, to an extension until February 15, 2014 (or such later date as determined by Agent) of the required due date for delivery of stock pledges encumbering 65% of each Significant Foreign Subsidiary, in accordance with Section 7.19(c) of the Credit Agreement.

10. Agent and the Lenders acknowledge that the Borrower has notified them that the Borrower’s financial statements for the first and second fiscal quarters of the Fiscal Year ending December 31, 2013 will need to be restated in order to make an adjustment for the treatment of a $0.5 million real estate registration tax, as further described in the Borrower’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 14, 2013. Agent and the Lenders acknowledge that the Borrower will restate its financial statements for the first and second fiscal quarters of the Fiscal Year ending December 31, 2013 to reflect this adjustment, as well as any additional changes or adjustments that may arise as a result of its ongoing reviews of the relevant periods with its new independent public accounting firm.

11. This First Amendment shall become effective (according to the terms hereof) on the date (the “First Amendment Effective Date”) that the following conditions have been fully satisfied by the Borrower:

(a)	Agent shall have received counterpart signature pages to this First Amendment, duly executed and delivered by the Agent, Borrower and the Lenders.

(b)	Borrower shall have paid to the Agent and the Lenders all reasonable costs and expenses, if any, that are due and owing to the Agent and the Lenders as of the date of this First Amendment.

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12. Borrower hereby represents and warrants that, after giving effect to the amendments to the Credit Agreement contained herein, (a) the execution and delivery of this First Amendment are within such party’s corporate or limited liability company powers, have been duly authorized, are not in contravention of any law applicable to such party or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this First Amendment, of any governmental body, agency or authority, and this First Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of such undersigned party, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Article 6 of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of the First Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

13. Except as specifically set forth above, this First Amendment (i) shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents; and (ii) shall not constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this First Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by Borrower with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

14. Borrower and each other Credit Party hereby acknowledges and agrees that this First Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering (i) any obligation of Borrower, any other Credit Party or any other party or (ii) any rights, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

15. Except as specifically defined to the contrary herein, capitalized terms used in this First Amendment shall have the meanings set forth in the Credit Agreement.

16. This First Amendment may be executed in counterparts in accordance with Section 13.9 of the Credit Agreement.

17. This First Amendment shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflict of laws that would result in the application of the laws of a different jurisdiction.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

COMERICA BANK, as Agent and a Lender

By:	/s/ Robert Shutt
Name:	Robert Shutt
Title:	Senior Vice President

Signature Page to First Amendment to Credit Agreement

(3010698)

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

EAST WEST BANK, as a Lender

By:	/s/ Nader Maghsondnia
Name:	Nader Maghsondnia
Title:	Senior Relationship Manager

Signature Page to First Amendment to Credit Agreement

(3010698)

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

NEOPHOTONICS CORPORATION

By:	/s/ Clyde R. Wallin
Name:	Clyde R. Wallin
Its:	Senior Vice President and Chief Financial Officer

Signature Page to First Amendment to Credit Agreement

(3010698)

ATTACHMENT 1

Schedule 1.1

Applicable Margin Grid

Revolving Credit and Term Loan Facility

(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV**
Funded Debt to EBITDA Ratio*	<1.00 to 1.00	≥1.00 to 1.00 and <2.00 to 1.00	≥2.00 to 1.00 and <3.00 to 1.00	≥3.00 to 1.00
REVOLVER
Facility Fee	25	25	25	25
LIBOR Margin	200	225	250	275
All-In-Spread	225	250	275	300
Letter of Credit Fees	200	225	250	275
Base Rate Margin	100	125	150	175
TERM LOAN
LIBOR Margin	225	250	275	300
Base Rate Margin	125	150	175	200

*	Definitions as set forth in the Credit Agreement.
**	Pricing shall be set at Level IV until receipt and satisfactory review of June 30, 2014 financial statements of Borrower, thereafter pricing will be adjusted quarterly based on the quarterly Covenant Compliance Certificate.